Exhibit 99-1

Astec Industries, Inc.
   1725 Shepherd Road  |  Chattanooga, TN  37421  |  Phone (423) 899-5898  |  Fax 899-4456

News Release

ASTEC INDUSTRIES, INC. ACQUIRES TELESTACK LTD.

CHATTANOOGA, Tennessee, (April 1, 2014).  Astec Industries, Inc. (NASDAQ: ASTE) today announced that it has completed the acquisition of Telestack Ltd.

    Telestack, located in Omagh, Northern Ireland, began operations in 1999 and specializes in the complete in-house design, manufacture, installation and commissioning of a complete line of material handling systems used extensively in the port, aggregate and mining industries.   Telestack markets their products throughout the world with a combination of direct sales and distribution through dealers.  Astec anticipates the synergies between Telestack and its aggregate product lines will benefit both companies.

    The total purchase price for the acquisition is $36 million (U.S.) and is subject to certain closing adjustments, if applicable.  Astec expects the transaction to be immediately accretive to earnings.

    Commenting on the acquisition, Benjamin G. Brock, Chief Executive Officer, said, “We are excited to welcome Telestack to the Astec Industries family of companies.  Telestack and Astec share many core business values such as a commitment to customer service and providing the most innovative products for the industries we serve – Infrastructure, Mining and Energy.  With this acquisition, we have further demonstrated our commitment to growth in not only these industries but in international markets as well.  Telestack will help us provide a broader product line to all of the industries mentioned in addition to material handling at ports around the globe.  From 1999 to today, Telestack has sold equipment into six continents.”

    To find out more about Telestack go to www.telestack.com.

    Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world’s infrastructure.  Astec’s manufacturing operations are divided into four primary business segments:  aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and oil, gas and water drilling equipment (Underground Group).  Additionally, the Other Group contains one subsidiary that manufactures equipment used for wood processing and recycling and one that is a company-owned dealership located in Australia.

    The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the future performance of Telestack, improvements to existing Telestack business operations, and synergies with Astec’s existing businesses. These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.

For Additional Information Contact:

Benjamin G. Brock
President and C.E.O.
Phone:  (423) 867-4210
Fax:  (423) 867-4127
E-mail: bbrock@astecindustries.com
or
David C. Silvious
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com